Exhibit 10.26
                                                                   -------------


                             2002 BONUS AGREEMENT


           This 2002 Bonus Agreement ("Agreement") is entered into as of February 7, 2003 (the "Execution Date"), by and between Perry Grace
("Executive") and ZILOG, INC. (the "Company"), a Delaware corporation, based on the following:


         WHEREAS, under the terms of the Employment Agreement between the Company and Executive dated May 14, 2002, the Executive has earned a bonus of $64,755.00 for calendar year 2002 (the "2002 Bonus");


         WHEREAS, due to the current economic environment, the Company and Executive wish to modify the terms relating solely to the payment of the 2002 Bonus;

         WHEREAS, the Compensation Committee of the Company has approved such modification as reflected in this Agreement;

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

         5. 2002 BONUS PAYMENT.

                  1.1 Partial Payment. The Company shall pay one half of the 2002 Bonus, $32,377.50, to Executive no later than February 17, 2003.

                  1.2 Success Payment. If the Company achieves a minimum of $32 million of net sales for any quarter in calendar year 2003 (the first such quarter, the "Bonus Quarter"), then the Company shall pay to Executive within 4 weeks of the end of such quarter an amount equal to the sum of (a) the second half of the 2002 Bonus, $32,377.50 (the "Second Half Bonus") and (b) an amount equal to one quarter of the 2002 Bonus, $16,188.75 (in the aggregate, the "Success Bonus Payment"). Subject to Section 1.3, if the Company never achieves a minimum of $32 million of net sales for any quarter in 2003, then the Second Half Bonus shall be forever forfeited by Executive and the Company shall have no obligation to pay the Second Half Bonus. The Success Bonus Payment shall be made even if Executive is not employed with the Company at the time of the payment so long as Executive had been employed with the Company during the whole Bonus Quarter.

                  1.3 Termination or Resignation. Notwithstanding anything in this Agreement to the contrary, if Executive is terminated or resigns for any reason during calendar year 2003 prior to any occurrence of the Bonus Quarter, then the Company shall pay to Executive the Second Half Bonus ($32,377.50) on the effective date of such termination or resignation.

         6.      GENERAL PROVISIONS.

                  6.1 Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including, personal delivery by facsimile transmission), delivery by express delivery service (e.g. Federal Express), or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed on the Company payroll (which address may be changed by written notice).

                  6.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but such invalid, illegal or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal, and enforceable consistent with the intent of the parties insofar as possible.

                  6.3 Waiver. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

                  6.4 Entire Agreement. This Agreement constitutes the entire agreement between Executive and the Company regarding the subject matter hereof and it supersedes any prior agreement, promise, representation, written or otherwise, between Executive and the Company with regard to this subject matter. It is entered into without reliance on any agreement, or promise, or representation, other than those expressly contained or incorporated herein, and it cannot be modified or amended except in a writing signed by Executive and a duly authorized officer of the Company.

                  6.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. Signatures transmitted via facsimile shall be deemed the equivalent of originals.

                  6.6 Headings and Construction. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof or to affect the meaning thereof. For purposes of construction of this Agreement, any ambiguities shall not be construed against either party as the drafter.

                  6.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company.

                  6.8 Attorneys' Fees. If either party hereto brings any action, suit or other proceeding to interpret this Agreement or to determine or enforce his or its rights hereunder, the prevailing party in any such action shall be entitled to recover his or its reasonable attorneys' fees (including in-house counsel fees) and costs incurred in connection with such action to the extent that a party prevails.

                  6.9 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the law of the State of California as applied to contracts made and to be performed entirely within California.

                  6.10 Mutual Agreement to Arbitrate. Executive and the Company each hereby agree to use final and binding arbitration to resolve any and all disputes (each, an "Arbitrable Dispute"), which they may have with one another or with any affiliate of one another. Except as set forth in Section 8.10, this arbitration agreement applies to all matters relating to this Agreement, Executive's employment with and/or termination from the Company, and any claims or controversies arising out of or relating to Executive's employment, including, but not limited to, disputes about the validity, interpretation or effect of this Agreement, or alleged violations of it, and further including all claims arising out of any alleged discrimination, harassment, retaliation or breach of any state or federal equal employment opportunity laws, including, but not limited to, those claims covered by the California Fair Employment and Housing Act, Title VII, 42 U.S.C. Section 2000e et seq., the Federal Age Discrimination in Employment Act, the Fair Labor Standards Act and the Americans with Disabilities Act.

                  The arbitration will take place in San Francisco, California (unless the parties mutually agree to an alternative venue), before a single experienced employment arbitrator licensed to practice law in California and selected in accordance with the then-current arbitration rules and procedures for employment disputes governing arbitrations administered by the Judicial Arbitration and Mediation Service (the "Rules"). The arbitration shall allow for discovery sufficient to adequately arbitrate any statutory claims, including access to essential documents and witnesses, and provided, further, that the Rules shall be modified by the arbitrator as to the extent necessary to be consistent with applicable law. The arbitration will be conducted in accordance with such Rules, and, to the extent required by California law, the Company shall pay the administrative costs and arbitrator's fees associated with certain claims that are the subject of arbitration. Subject to Section
2.8 hereof, it is understood, however, that Executive shall bear his own attorney's, expert, witness and other fees associated with the arbitration.

                     The arbitrator may not modify or change this Agreement in any way, unless any provision is found to be unenforceable, in which case the arbitrator may sever it in accordance with the terms of Section 2.2. The remedies available in arbitration shall be identical to those allowed at law. The arbitrator shall be allowed to award attorneys' fees pursuant to Section
2.8 and in accordance with applicable law.

                  The parties understand and agree that the arbitrator's decision shall be in writing with sufficient explanation to allow for such meaningful judicial review as may be permitted by law, and that such decision shall be final and binding. The arbitrator shall be required to follow applicable law. Executive and the Company understand that, by entering into this Agreement, they each are waiving their respective rights to have an Arbitrable Dispute adjudicated by a court or by a jury. Executive hereby acknowledges by initialing this provision that Executive has read and understood, and that Executive expressly agrees to be bound by, the terms of this Section 8.11. __________ (Initials)

                  2.12 Effective Date. The terms of this Agreement have been approved by the Compensation Committee of the Company and this Agreement is effective as of January 16, 2003.


           IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date above written.

ZILOG, INC.

By: ______________________________

Print Name: James M. Thorburn

Title: Chairman and CEO




______________________________________
Perry Grace